Exhibit 23.1

CONSENT OF UHY LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-138330) and related Prospectus of Velocity Express Corporation for the registration of up to 118,992,566 shares of its common stock and to the incorporation by reference of our report dated October 13, 2006, with respect to the consolidated financial statements and schedule of Velocity Express Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended July 1, 2006.

/S/ UHY LLP

Hartford, Connecticut
November 28, 2006